EXHIBIT 99.1

Richard J. King

Senior Vice President, Corporate Communications

AMC Entertainment Inc.

(816) 221-4000

AMC Entertainment Inc. Reports Record

Results for Third Quarter of Fiscal 2003

KANSAS CITY, Missouri (January 22, 2003)—AMC Entertainment Inc., one of the world’s leading theatrical exhibition companies, today reported record third quarter revenues and Adjusted EBITDA for the quarter ended Dec. 26, 2002.

   Revenues for the third quarter grew to $432 million.  On a pro-forma basis, which treats the results from the recent General Cinema and Gulf States acquisitions as if acquired at the beginning of fiscal 2002, revenues increased 8 percent from pro-forma revenues of  $402 million in the year-ago quarter.  Not considering pro-forma impacts, third quarter revenues increased 37 percent from $317 million in the same period last year.  For fiscal 2003 to date, AMC posted revenues of $1.35 billion, an increase of 7 percent over pro-forma revenues of $1.26 billion in the first 39 weeks of fiscal 2002.  Not considering pro-forma impacts, fiscal year-to-date revenues increased 34 percent from $1 billion in the year-ago period.

   Adjusted EBITDA (as defined in the attached Financial Summary) of $55 million for the third quarter was up 25 percent from pro-forma Adjusted EBITDA of $44 million for the third quarter last year.  Not considering pro-forma impacts, Adjusted EBITDA was up 66 percent from $33 million in the same quarter last year.  Adjusted EBITDA for the year to date stood at $178 million, up 13 percent from pro-forma adjusted EBITDA of $157 million in the year-ago period.  Not considering pro-forma impacts, fiscal year-to-date Adjusted EBITDA increased 45 percent from $123 million in the same period last year.

  “AMC’s top-performing theatre portfolio once again combined with solid film product to produce record results,” said Peter Brown, chairman and chief executive officer.  “ The dramatic increase in quarterly and year-to-date Adjusted EBITDA reflects continued successful execution of our strategic growth plan.”

(MORE)

Net loss for common shares for the third quarter was $4.9 million, compared to pro-forma net loss for common shares of  $16.4 million in last year’s third quarter.  Not considering pro-forma impacts, net loss for common shares was $16.8 million in the year-ago quarter.  The third quarter’s net loss of 14 cents per diluted share compares to pro-forma net loss of 63 cents per diluted share in the third quarter of last year and net loss not considering pro-forma impacts of 72 cents per diluted share in the same period last year.

For the fiscal year to date, AMC reported a net loss for common shares of $23.2 million (64 cents per diluted share).  That compares to a pro-forma net loss for common shares of $18.1 million  (70 cents per diluted share) and a net loss not considering pro-forma impacts of $22.5 million (96 cents per common share) in the same period last year.

Highlights of the quarter included:

Total revenues and Adjusted EBITDA were both third quarter records.

Continued delivery of positive Free Cash Flow (After Tax Cash Flow less Capital Expenditures, Net).

Continued balance sheet strength.

Successful opening of three new high-performance megaplex theatres in Chicago, Dallas/Ft. Worth, and Northern California.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry.  Through its circuit of AMC Theatres, the Company operates 240 theatres with 3,532 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, Sweden and the United Kingdom.  Its Common Stock trades on the American Stock Exchange under the symbol AEN.  The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Investors will have the opportunity to listen to the quarterly earnings conference call and view the supporting slide presentation at 9 a.m. CST on Wednesday, January 22, 2003, through the website www.amctheatres.com.  Listeners can also access the call by dialing (877) 307-8182, or (706) 634-8221 for international callers.   A replay of the call will be available on the website and by phone through Wednesday, February 5, 2003.  The telephone replay can be accessed by calling (800) 642-1687, or (706) 645-9291 for international callers, and entering the conference ID number 7460856.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties.  Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company’s ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, domestic and international political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws, unforeseen changes in operating requirements, the Company’s ability to identify suitable acquisition candidates and to successfully integrate acquisitions into its operations and results of significant litigation.

(FINANCIAL SUMMARY FOLLOWS)

AMC ENTERTAINMENT INC.

FINANCIAL SUMMARY

(In thousands, except per share data)

	Thirteen Weeks Ended			Thirty-nine Weeks Ended
		Pro Forma(5)			Pro Forma(5)
	Dec. 26, 2002	Dec. 27, 2001	Dec. 27, 2001	Dec. 26, 2002	Dec. 27, 2001	Dec. 27, 2001
Statement of Operations Data:
Admissions	$292,117	$269,741	$212,373	$ 908,818	$ 843,939	$ 670,489
Concessions	109,984	107,833	83,449	356,300	342,776	268,461
Other theatre	13,483	11,417	8,349	36,742	41,687	32,433
NCN and other	16,836	12,582	12,582	43,284	32,471	32,471
Total revenues	432,420	401,573	316,753	1,345,144	1,260,873	1,003,854
Film exhibition costs	158,458	147,277	114,989	502,516	462,115	367,106
Concession costs	13,217	14,186	9,831	44,746	46,614	33,949
Theatre operating expense	105,672	103,807	79,634	325,374	319,049	244,585
Rent	75,362	71,652	58,626	223,474	215,277	176,359
NCN and other	14,017	11,845	11,845	38,369	34,302	34,302
General and administrative	11,058	8,944	8,666	53,509	26,472	25,359
Preopening expense	1,630	2,182	2,182	2,878	3,988	3,988
Theatre and other closure expense	4,066	1,736	1,736	5,296	1,824	1,824
Reorganization items	-	2,433	-	-	4,569	-
Depreciation and amortization	31,836	32,347	26,300	93,253	92,011	73,870
Loss (gain) on disposition of assets	390	16	16	(1,032)	(1,826)	(1,826)
Total costs and expenses	415,706	396,425	313,825	1,288,383	1,204,395	959,516
Other expense	-	-	-	-	3,754	3,754
Interest expense	18,120	15,721	13,990	56,908	48,893	43,700
Investment income	(737)	(262)	(262)	(2,522)	(843)	(843)
Total other expense	17,383	15,459	13,728	54,386	51,804	46,611
Earnings (loss) before income taxes	(669)	(10,311)	(10,800)	2,375	4,674	(2,273)
Income tax provision	(2,000)	(1,700)	(1,800)	4,700	2,200	(400)
Net earnings (loss)	$ 1,331	$ (8,611)	$ (9,000)	$ (2,325)	$ 2,474	$ (1,873)
Preferred dividends	6,250	7,790	7,790	20,897	20,587	20,587
Net loss for common shares	$ (4,919)	$ (16,401)	$(16,790)	$ (23,222)	$ (18,113)	$(22,460)
Net loss per share:
Basic	$ (0.14)	$ (0.63)	$ (0.72)	$ (0.64)	$ (0.70)	$ (0.96)
Diluted	$ (0.14)	$ (0.63)	$ (0.72)	$ (0.64)	$ (0.70)	$ (0.96)
Average shares outstanding:
Basic	36,302	25,884	23,469	36,294	25,884	23,469
Diluted	36,302	25,884	23,469	36,294	25,884	23,469

	Thirteen Weeks Ended			Thirty-nine Weeks Ended
	Pro Forma(5)			Pro Forma(5)
	Dec. 26, 2002	Dec. 27, 2001	Dec. 27, 2001	Dec. 26, 2002	Dec. 27, 2001	Dec. 27, 2001
Other Financial Data:
Adjusted EBITDA(1)	$ 55,140	43,977	$ 33,277	$ 177,922	$ 157,371	$ 122,521
After tax cash flow (2)	33,671	23,851	17,415	102,982	94,812	72,324
Capital expenditures, net (3)	6,786	n/a	10,396	36,571	n/a	47,200
Other Data:
Screen additions	77	82	70	95	142	130
Screen acquisitions	-	-	-	641	-	-
Screen dispositions	13	6	6	71	62	62
Average Screens	3,511	3,487	2,802	3,517	3,472	2,793
Attendance (in thousands)	45,763	46,400	36,878	149,957	147,307	118,425
Number of screens operated (period end)				3,564	3,548	2,839
Number of theatres operated (period end)				245	251	177
Screens per theatre circuit wide				14.5	14.1	16.0

					Pro Forma(5)
Balance Sheet Data:				Dec. 26, 2002	March 28, 2002	March 28, 2002
Cash and equivalents				$ 241,164	$ 166,603	$ 219,432
Corporate borrowings				$ 668,570	$ 668,327	$ 596,540
Capital and financing lease obligations				$ 79,993	$ 57,056	$ 57,056
Net debt(4)				$ 507,399	$ 558,780	$ 434,164
Stockholders' equity				$ 308,477	$ 291,507	$ 258,356
Total shares (6)				75,840	73,931	71,501

(1)Represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization and adjusted for stock-based and special compensation expense (related primarily to forgiveness of loans to executive officers) of $504 and $20,766 included in general and administrative expense during the thirteen and thirty-nine weeks ended December 26, 2002, respectively, and $115 and $327 included in general and administrative expense during the thirteen and thirty-nine weeks ended December 27, 2001, respectively, preopening expense, theatre and other closure expense, reorganization items, gain on disposition of assets and investment income, and excludes other expense of $3,754 during the thirty-nine weeks ended December 27, 2001 incurred in connection with the issuance of Preferred Stock.  We have included Adjusted EBITDA because we believe that Adjusted EBITDA provides investors with additional information for estimating our value.  We believe that Adjusted EBITDA is a performance measure commonly used in our industry and should not be construed as an alternative to our net earnings (loss) (as determined in accordance with GAAP).  Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies.  In addition, Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP), does not represent the measure of cash available for discretionary uses and is not intended to be a measure of liquidity.

(2)Represents net earnings (loss) plus depreciation and amortization and adjusted for the non-cash portion of stock-based and special compensation expense of $504 and $12,054 included in general and administrative expense during the thirteen and thirty-nine weeks ended December 26, 2002, respectively, related primarily to forgiveness of loans to executive officers and $115 and $327 included during the thirteen and thirty-nine weeks ended December 27, 2001, respectively, related to stock-based compensation.  We believe that After tax cash flow is a liquidity measure commonly used in our industry and should not be construed as an alternative to cash flow (as determined in accordance with GAAP).  After tax cash flow as determined by us may not be comparable to After tax cash flow as reported by other companies.

(3)Represents capital expenditures and net construction project costs less proceeds from sale and leaseback transactions.

(4)Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.

(5)The unaudited pro forma financial information presented above sets forth our historical statements of operations and balance sheet for the periods and at the date indicated and gives effect to the acquisitions of GC Companies, Inc. and Gulf States Theatres as adjusted for the related preliminary purchase price allocations.  We believe that the final allocation of purchase price will not differ materially from the preliminary allocation.  Such information is presented for comparative purposes only and does not purport to represent what our results of operations would actually have been had these transactions occurred on the date indicated or to project our results of operations for any future period or date.  The unaudited pro forma financial information should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 29, 2001, our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2001 including, in each case, the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our reports on Form 8-K filed on March 13, 2002, March 18, 2002 and April 10, 2002.

(6)Represents outstanding shares of Common Stock and Class B Stock, incremental shares issuable under stock options, using the treasury stock method, stock awards and upon the conversion of Series A Convertible Preferred Stock to Common Stock.